EXHIBIT 10.14

EXECUTION VERSION

LICENSE AGREEMENT

by and between

ADOLOR CORPORATION

and

EPICEPT CORPORATION

Dated as of July 23, 2003

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Schedules

Schedule 1.20	EpiCept Licensed Patents
Schedule 1.34	LidoPAIN® SP Product Data
Schedule 3.1(a)	Final Audited Study Reports
Schedule 3.1(b)	Form of Letter to FDA
Schedule 3.2	Description of Ongoing of Current Study With Respect to LidoPAIN® SP Product
Schedule 3.10(a)	Cost Per Patch
Schedule 4.1	EpiCept Wire Transfer Instructions

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LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), dated as of July 23, 2003 (the “Effective Date”), is made by and between Adolor Corporation, a Delaware corporation having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and EpiCept Corporation, a Delaware corporation having its principal office at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (“EpiCept”). Adolor and EpiCept are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, EpiCept is currently developing a topical lidocaine patch product known as LidoPAIN® SP for the treatment of pain associated with surgical wounds;

WHEREAS, Adolor is engaged in the research and development of proprietary pharmaceutical products for the treatment of pain; and

WHEREAS, Adolor desires to obtain from EpiCept, and EpiCept desires to grant to Adolor, the exclusive rights in the Territory to certain patents and other technology for the development and commercialization of Licensed Products (each as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Adolor and EpiCept, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1 “Adolor Inventions” has the meaning set forth in Section 10.1(b).

1.2 “Adolor Reply” has the meaning set forth in Section 3.8(a).

1.3 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (iii) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the applicable laws or regulations of a particular jurisdiction outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Person or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restriction is no longer in effect.

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1.4 “Breach Notice” has the meaning set forth in Section 9.3.

1.5 “Breaching Party” has the meaning set forth in Section 9.3.

1.6 “Business Day” means any day except Saturday and Sunday, on which commercial banking institutions in New York are open for business. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.7 “Cassel Royalty Agreement” means that certain Amended and Restated Royalty Agreement dated July 16, 2003 between EpiCept (successor-in-interest of American Pharmed Labs, Inc.) and R. Douglas Cassel.

1.8 “CMC Section” means the Chemistry, Manufacturing and Controls Section of a regulatory submission document included in the NDA as set forth in 21 C.F.R. §314.50.

1.9 “Combination Licensed Product” has the meaning set forth in Section 1.40.

1.10 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and other relevant factors.

1.11 “Competition” means that one or more Third Parties is marketing, for use in human beings, a sterile topical patch product containing an active pharmaceutical ingredient with analgesic activity (other than an OTC Product) in a country within the Territory and which Third Party patch product competes with a Licensed Product in such country within the Territory and where the sales of such Third Party patch product are equal to or greater than either (x) twenty-five percent (25%) of total sales of Licensed Products sold in such country, expressed in units, or (y) twenty-five percent (25%) of the total sales of all such Licensed Products in such country, expressed in local currency.

1.12 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information hereunder, except to the extent disclosed pursuant to Section 7.5 herein. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

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(b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect; or

(f) is approved for release by the Disclosing Party in writing.

1.13 “Control,” “Controls,” “Controller” or “Controlled” means with respect to Technology and/or Patent Rights, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.14 “Disclosing Party” has the meaning set forth in Section 1.12.

1.15 “EpiCept Agreements” has the meaning set forth in Section 6.2(k).

1.16 “EpiCept Cost of Goods” means the cost to EpiCept for a Licensed Product as invoiced by Third Parties.

1.17 “EpiCept Future Patents” means any and all Patent Rights Controlled by EpiCept arising after the Effective Date that contain one or more claims that would, if unlicensed, be infringed by the research, development, manufacture, use, offer for sale, sale or import of a Licensed Product. For the avoidance of doubt, EpiCept Future Patent Rights shall not include EpiCept Improvements.

1.18 “EpiCept Improvements” means any and all Patent Rights or Technology Controlled by EpiCept arising after the Effective Date that claim an improvement, enhancement, invention or modification to a Licensed Product.

1.19 “EpiCept Intellectual Property” means the EpiCept Technology, EpiCept Improvements and EpiCept Licensed Patents.

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1.20 “EpiCept Licensed Patents” means any and all Patent Rights Controlled by EpiCept as of the Effective Date necessary to research, develop, make, use, sell or import Licensed Products, including without limitation, the Patent Rights recited in Schedule 1.20.

1.21 “EpiCept Technology” means any and all Technology Controlled by EpiCept as of the Effective Date.

1.22 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.23 “First Commercial Sale” means the first sale by Adolor or its Affiliates or sublicensees of a Licensed Product to a Third Party for end use or consumption of such Licensed Product in the Territory after a Regulatory Authority in the Territory has granted Regulatory Approval of such Licensed Product.

1.24 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence.

1.25 “GAAP” has the meaning set forth in Section 1.40(e).

1.26 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. §312.3 as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation.

1.27 “Indemnitee” has the meaning set forth in Section 8.3(a).

1.28 “Indemnitor” has the meaning set forth in Section 8.3(a).

1.29 “Independent Party” has the meaning set forth in Section 5.3(a)(ii).

1.30 “Independent Sublicensees” has the meaning set forth in Section 9.5.

1.31 “Infringement Notice” has the meaning set forth in Section 10.7(a).

1.32 “Licensed Product” means a sterile topical patch for use solely in human beings containing an active pharmaceutical ingredient with analgesic activity either alone (including without limitation the LidoPAIN® SP Product) or in combination with one or more other active pharmaceutical ingredients other than an OTC Product. For purposes of clarity, a Licensed Product: (a) does not include (i) a sterile topical patch for use in non-human animals containing

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an active pharmaceutical ingredient with analgesic activity either alone or in combination with one or more other active pharmaceutical ingredients, (ii) an OTC Product, or (iii) a non-sterile topical patch product; and (b) does include a product that contains an active analgesic pharmaceutical ingredient in an amount less than or equal to the amount permitted under the tentative final monograph for external analgesic drug products published by the FDA in the Notice of Proposed Rulemaking dated February 8, 1983 if such product is labeled for sale by prescription.

1.33 “LidoPAIN® SP Product” means a sterile topical hydrogel patch for sale by prescription containing lidocaine as the only active ingredient. For the purpose of clarity, the LidoPAIN® SP Product shall not be considered an OTC Product for purposes of this Agreement.

1.34 “LidoPAIN® SP Product Data” means any and all data and information relating to the LidoPAIN® SP Product, including without limitation that related to pharmacology, toxicology, preclinical testing, clinical testing, CMC data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control, including without limitation the data and information listed on Schedule 1.34.

1.35 “Losses” has the meaning set forth in Section 8.1.

1.36 “Milestone Payments” has the meaning set forth in Section 4.2.

1.37 “NDA” means a New Drug Application pursuant to 21 U.S.C. Section 505(b)(1) or Section 505(b)(2) submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of a Licensed Product.

1.38 “NDA Acceptance” means the written notification by the FDA that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. §314.101.

1.39 “Negotiation Period” has the meaning set forth in Section 3.8(a).

1.40 “Net Sales” means the gross amounts invoiced by Adolor, any of its Affiliates and/or any of its sublicensees on account of sales of Licensed Products to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of:

(a) Trade, cash and/or quantity discounts actually allowed or accrued which are not already reflected in the amount invoiced;

(b) Excise, sales and other consumption taxes and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

(c) Freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

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(d) Amounts repaid, credited or accrued by reason of returns, rejections, defects or recalls or because of chargebacks, retroactive price reductions, refunds or billing errors;

(e) Payments and rebates directly related to the sale of Licensed Products accrued, paid or deducted in a manner consistent with generally accepted accounting principles (“GAAP”), pursuant to agreements (including, but not limited to, managed care agreements) with Third Parties or governmental regulations; and

(f) Any other similar and customary deductions taken in accordance with GAAP consistently applied.

In the event a Licensed Product is product that contains one or more active pharmaceutical ingredients in addition to an active pharmaceutical ingredient with analgesic activity (a “Combination Licensed Product”), the Net Sales from the Combination Licensed Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Licensed Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the weighted average per unit sale price of the Licensed Product when sold in finished form with only the active pharmaceutical ingredient with analgesic activity and no other active pharmaceutical ingredient in the country in which the Combination Licensed Product is sold, and B is the weighted average per unit sale price of an active ingredient other than an active pharmaceutical ingredient with analgesic activity (it being understood that if there are multiple other active ingredients they shall be designated as B-1, B-2, etc.) contained in the other product(s) included in the Combination Licensed Product when sold separately in finished form in the country in which the Combination Licensed Product is sold multiplied by the number of units of such active ingredient(s) in the Combination Licensed Product, in each case during the applicable royalty reporting period or, if sales of the Licensed Product alone did not occur in such period, then in the most recent royalty reporting period in which arm’s length fair market sales of such Licensed Product occurred. In the event that such weighted average sale price cannot be determined for either the Licensed Product or all other product(s) included in the Combination Licensed Product, Net Sales for the purposes of determining royalty payments due on a Combination Licensed Product shall be mutually agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed.

No deductions shall be made for commissions paid to sales persons or agents or for the cost of collections. Use of Licensed Products for promotional, sampling or compassionate use purposes or for use in clinical trials contemplated under this Agreement shall not be considered in determining Net Sales. In the case of any sale of a Licensed Product between the Parties and their respective Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a Third Party.

1.41 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.42 “Offer Notice” has the meaning set forth in Section 3.8(a).

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1.43 “OTC Product” means a sterile topical patch, for sale over-the-counter and is not for sale by prescription, that is not covered by one or more claims of the Cassel Patents (as defined on Schedule 1.20) and that is for use in human beings containing an active pharmaceutical ingredient with analgesic activity in an amount less than or equal to the amount permitted under the tentative final monograph for external analgesic drug products published by the FDA in the Notice of Proposed Rulemaking dated February 8, 1983 as it exists as of the Effective Date, either alone or in combination with one or more other active pharmaceutical ingredients. For purposes of clarity, an OTC Product does not include: (a) a sterile topical patch for use in non-human animals containing an active pharmaceutical ingredient with analgesic activity either alone or in combination with one or more other active pharmaceutical ingredients; (b) a sterile topical patch for sale by prescription containing an active pharmaceutical ingredient with analgesic activity either alone or in combination with one or more other active pharmaceutical ingredients; (c) a sterile topical patch for sale over-the-counter containing an active analgesic pharmaceutical ingredient in an amount that is higher than the tentative final monograph for external analgesic drug products published by the FDA in the Notice of Proposed Rulemaking dated February 8, 1983 as it exists as of the Effective Date; or (d) a sterile topical patch containing an active pharmaceutical ingredient with analgesic activity for use with surgically closed wounds.

1.44 “Other Payments” has the meaning set forth in Section 5.3(a).

1.45 “Patent Rights” means the rights and interests in and to all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, and all supplementary protection certificates, together with any foreign counterparts thereof in the Territory.

1.46 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.47 “Phase II Clinical Trial” means a controlled clinical trial designed to evaluate clinical efficacy and safety of a Licensed Product as well as to obtain an indication of the dosage regimen required, as more fully described in 21 C.F.R. §312.21(b).

1.48 “Phase III Clinical Trial” means a controlled clinical trial to confirm with statistical significance the efficacy and safety of a Licensed Product in larger, targeted populations, performed to obtain Regulatory Approval, as more fully described in 21 C.F.R. §312.21(c).

1.49 “Prosecution” means the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar third party proceedings before the relevant patent office) of any patent applications and patents in EpiCept Licensed Patents.

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1.50 “Receiving Party” has the meaning set forth in Section 1.12.

1.51 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Product in a regulatory jurisdiction.

1.52 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval in any country in the Territory.

1.53 “Royalties” has the meaning set forth in Section 5.1.

1.54 “Serious Adverse Drug Experience” means any of an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. §312.32 or 21 C.F.R. §314.80 or relevant foreign regulation within the Territory.

1.55 “Technology” means any and all compounds, materials, equipment, specifications, designs, formulae, methods, techniques, processes, procedures, inventions, know-how, data and information (including without limitation the LidoPAIN® SP Product Data), documentation and other technology, whether or not patentable or protectible as a trade secret, that is necessary to make, use or sell a Licensed Product.

1.56 “Term” has the meaning set forth in Section 9.1.

1.57 “Territory” means the United States, Canada and Mexico and their respective territories and possessions.

1.58 “Third Party(ies)” means any Person other than EpiCept, Adolor and their respective Affiliates.

1.59 “Third Party Claim” has the meaning set forth in Section 8.1.

1.60 “Third Party Offer” has the meaning set forth in Section 3.8(a).

1.61 “Valid Claim” means a claim of an issued and unexpired patent, or a claim of a pending patent application or a supplementary protection certificate, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim, but for the licenses granted herein, would be infringed by the sale of a Licensed Product; provided, however, that if a claim of a pending patent application shall not

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have issued within five (5) years after the filing date from which such claim takes priority such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim shall issue.

1.62 “Withholding Taxes” has the meaning set forth in Section 5.5.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 License Grant.

(a) Subject to Section 2.5, EpiCept hereby grants to Adolor a royalty-bearing, exclusive (even as to EpiCept and its Affiliates) right and license, with the right to grant sublicenses (subject to Section 2.2) under the EpiCept Intellectual Property to market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported a Licensed Product within the Territory.

(b) Subject to Section 2.5, EpiCept, for purposes of commercialization and/or sale in the Territory, hereby grants to Adolor an exclusive (even as to EpiCept and its Affiliates) right and license, with the right to grant sublicenses (subject to Section 2.2), under the EpiCept Intellectual Property to research, have researched, develop, have developed, make, have made, use and have used a Licensed Product anywhere in the world. For purposes of clarity, Adolor and its sublicensees shall not have the right to commercialize, have commercialized, offer for sale or sell a Licensed Product outside of the Territory and, subject to Sections 2.3, 2.5 and 3.8, nothing contained herein shall prevent EpiCept or its Affiliates or licensees from researching, having researched, developing, having developed, making, having made, using or having used a Licensed Product anywhere in the world. For the further purpose of clarity, nothing shall prevent Adolor, its Affiliates or sublicensees from purchasing from or selling to Adolor, an Affiliate or sublicensee, as applicable, Licensed Product for the purposes of marketing, commercializing or selling such Licensed Product in the Territory.

2.2 Use of Affiliates, Sublicensees and Subcontractors. The licenses granted under Section 2.1 include the right of Adolor to use its Affiliates, sublicensees and subcontractors in exercising such rights and in carrying out its obligations under this Agreement, provided that Adolor gives EpiCept advance written notice of any sublicenses and a reasonable opportunity to comment on the identity of such sublicensee and that Adolor takes into consideration EpiCept’s comments with respect thereto. Adolor acknowledges that the grant of a sublicense shall not relieve Adolor from its obligations under this Agreement. Adolor shall be responsible for the compliance of its Affiliates, sublicensees and subcontractors with this Agreement.

2.3 Exclusivity. During the Term, neither EpiCept nor its Affiliates shall, either itself or with a Third Party, (a) develop (except as permitted under Section 2.5) or commercialize a Licensed Product in the Territory, or (b) submit or reopen an IND for the LidoPAIN® SP Product.

2.4 No Implied Licenses. Only the licenses expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise.

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2.5 Reservation of Rights. For the avoidance of doubt, and subject to Section 2.3, EpiCept reserves the right for EpiCept and/or its Affiliates to research, develop, make and have made a Licensed Product in the Territory for development and commercialization outside the Territory. For purposes of clarity, EpiCept shall have the right to develop a Licensed Product (other than the LidoPAIN® SP Product) in the Territory up to, but not including, a Phase III Clinical Trial, and shall have no right whatsoever to develop the LidoPAIN® SP Product in the Territory.

2.6 Non-assertion of EpiCept Future Patents. Adolor and EpiCept shall negotiate in good faith to reach agreement on the terms and conditions for a license agreement for any EpiCept Future Patent(s) in or out of the Territory. In the event that EpiCept and Adolor do not reach an agreement to license any such EpiCept Future Patents, EpiCept shall not assert any claim(s) contained in such EpiCept Future Patent(s) against Adolor for Adolor’s or its Affiliates’ or licensees’ research, development, manufacture or use of a Licensed Product in or out of the Territory, or the offer for sale, sale or importation of a Licensed Product in the Territory.

ARTICLE 3

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

3.1 Data and Materials Transfer and Right of Reference.

(a) In furtherance of the activities contemplated by this Article 3, EpiCept shall, or shall cause its Affiliates and/or manufacturers to, transfer promptly (but in all events within thirty (30) days following the Effective Date) to Adolor the physical embodiment, to the extent available, of the EpiCept Intellectual Property necessary for Adolor to perform its obligations under this Agreement, including, but not limited to the LidoPAIN® SP Product Data. Without limiting the foregoing, EpiCept shall provide to Adolor copies of all final audited study reports prepared in accordance with applicable FDA guidelines for all studies relating to LidoPAIN® SP Product, including but not limited to those listed on Schedule 3.1(a).

(b) At Adolor’s request, EpiCept hereby agrees to assign and hereby does assign to Adolor IND number 63,666 relating to the LidoPAIN® SP Product. Effective as of the Effective Date, EpiCept shall execute a letter in the form attached hereto as Schedule 3.1(b) notifying the FDA of the transfer of such IND to Adolor.

(c) EpiCept hereby grants to Adolor a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b) to the LidoPAIN® SP Product Data and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by Adolor in order to effect such grant.

(d) EpiCept shall, at EpiCept’s sole cost and expense, at reasonable times and to a reasonable extent, assist Adolor in preparing the CMC Section of the NDA adequate to meet FDA standards with respect to CMC requirements, including writing any portion of the CMC Section relating to the activities performed by EpiCept or its subcontractors.

3.2 Conduct of Current Study. EpiCept shall be responsible, at EpiCept’s sole cost and expense, for continuing and completing the currently ongoing dermal sensitivity study relating to the LidoPAIN® SP Product described on Schedule 3.2 in accordance with current

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good clinical practices. Promptly upon completion of such study, EpiCept shall report the results thereof to Adolor in accordance with applicable FDA guidelines. EpiCept shall prepare or cause to be prepared, at its sole cost and expense, a final, audited study report with respect to such study in compliance with ICH Guidelines suitable for submission to the FDA and EpiCept shall provide such report to Adolor within six (6) months after completion of the study described on Schedule 3.2. Adolor shall have the full right to use and refer to such study in connection with Adolor’s activities under this Agreement.

3.3 Diligence. Except as specifically provided herein or as otherwise mutually agreed upon by the Parties, Adolor shall be responsible for conducting all clinical studies, development and commercialization activities for Licensed Products in the Territory. Adolor shall use Commercially Reasonable Efforts to develop and commercialize a Licensed Product within the Territory. Subject to the foregoing, Adolor shall have sole discretion in determining which Licensed Products it will submit for Regulatory Approval, in which countries it will file for Regulatory Approvals of such Licensed Products and in which countries it will commercialize such Licensed Products in the Territory.

3.4 Reports.

(a) By Adolor. Every six (6) months following the Effective Date, Adolor shall provide EpiCept a written report summarizing the efforts and accomplishments of Adolor, its Affiliates and its sublicensees during the preceding six (6) month period in developing and commercializing Licensed Products and their development and commercialization plans for the subsequent six (6) month period. Such reports shall include, without limitation, summaries of scientific and clinical data obtained in furtherance of Adolor’s attempts to develop and commercialize Licensed Products and a showing of compliance with Adolor’s obligations under Section 3.3 above. EpiCept shall have the right to provide Adolor with comments regarding Adolor’s development and commercialization plans for the subsequent six (6) month period contained in such reports and Adolor shall take such comments into consideration, provided that Adolor shall retain final decision-making authority with respect to any and all such development and/or commercialization plans.

(b) By EpiCept. Every six (6) months following the Effective Date, EpiCept shall provide Adolor a written report summarizing the efforts and accomplishments of EpiCept, its Affiliates and sublicenses during the preceding six (6) month period in developing and commercializing Licensed Products. Such reports shall include, without limitation, summaries of scientific and clinical data obtained in furtherance of EpiCept’s attempts to develop and commercialize Licensed Products.

3.5 Regulatory Matters; EpiCept Assistance. All Regulatory Approvals with respect to Licensed Products in the Territory shall be in Adolor’s name. Adolor shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of all Licensed Products in the Territory, including, without limitation: (a) the preparation of all documents submitted to Regulatory Authorities and the filing of all submissions relating to Regulatory Approval Licensed Products; and (b) all regulatory actions, communications and meetings with any Regulatory Authority with respect to any Licensed Product. Upon the request of Adolor, EpiCept shall provide to Adolor on a timely

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basis such information in its possession relating to the LidoPAIN® SP Product and any other Licensed Product as may be required for the foregoing regulatory activities, and otherwise provide reasonable assistance to Adolor in complying with all regulatory obligations in the Territory, including without limitation, safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals. Except as required by Section 3.1(d), Adolor shall reimburse EpiCept for the out-of-pocket costs and expenses incurred by EpiCept in complying with such request. Adolor shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to any Licensed Product. Except as required by applicable law, EpiCept shall not communicate directly with the FDA or any other Regulatory Authority in the Territory relating to the LidoPAIN® SP Product or any other Licensed Product without the prior written consent of Adolor. In furtherance thereof, EpiCept shall refer all FDA communications relating to any Licensed Product to Adolor. EpiCept shall cooperate with Adolor to provide all reasonable assistance and take all actions reasonably requested by Adolor that are necessary to comply with any law applicable to any Licensed Product, including, but not limited to, reporting of adverse drug experience reports (and serious adverse drug experiences) to Regulatory Authorities in the Territory.

3.6 Regulatory Matters; Adolor’s Assistance. In the event that a Regulatory Authority outside of the Territory in a country where Adolor is developing Licensed Products requests that EpiCept provide it with information within Adolor’s possession, Adolor will make available to EpiCept such tangible written information in Adolor’s possession and control that is requested by such Regulatory Authority, which information shall be presented in a form which satisfies the requirements of applicable regulatory guidelines and/or regulations for such Regulatory Authority. Notwithstanding the foregoing, Adolor may instead agree to provide such information directly to the applicable Regulatory Authority, as the case may be, or to an independent third party of its choosing, and shall respond directly (or through its independent agent) to any questions or inquiries from such Regulatory Authority regarding the information. In addition, Adolor shall have no duty to disclose any of its proprietary or confidential information to any Regulatory Authority or any other party, unless the Regulatory Authority in question provides for the protection of such proprietary or confidential information from disclosure in a manner substantially similar to that provided by the FDA. EpiCept shall reimburse Adolor for the out-of-pocket costs and expenses incurred by Adolor in complying with any such requests. Adolor shall endeavor in good faith to cooperate and comply with any requests from EpiCept or from any Regulatory Authority pursuant to this Section 3.6.

3.7 Adverse Event Reporting.

(a) Each Party shall, and shall require its respective Affiliates to:

(i) to the extent permissible under time constraints and reporting requirements, provide to the other Party in advance of initial or periodic submission to Regulatory Authorities any and all adverse event reports and Serious Adverse Drug Experience reports from clinical trials and commercial experiences with each Licensed Product;

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(ii) provide such adverse event reports and Serious Adverse Drug Experience reports to the other Party contemporaneously with the provision of such reports to the applicable Regulatory Authority; and

(iii) adhere to all requirements of applicable laws, rules and regulations which relate to the reporting and investigation of adverse events and Serious Adverse Drug Experiences and keep the other Party informed of such events.

(b) If a Party contracts with a Third Party for research to be performed by such Third Party on any of the Licensed Products, that Party shall require such Third Party to report to the contracting Party the information set forth above.

3.8 Adolor’s Right of First Refusal.

(a) If, at any time, EpiCept receives an offer by a Third Party to develop or commercialize Licensed Products outside the Territory or an OTC Product anywhere in the world (the “Third Party Offer”), EpiCept shall offer in writing to Adolor an exclusive license to make, have made, use, develop, sell, and have sold such Licensed Product or OTC Product in such country or countries on the same terms as the Third Party Offer. Such written notice (an “Offer Notice”) shall specify (i) the Licensed Product(s) or OTC Product subject to such Third Party Offer, (ii) any pre-clinical and clinical data relating to such Licensed Product(s) or OTC Product and (iii) the fees, terms, conditions and other material items related to such Third Party Offer. Within thirty (30) days after receipt of an Offer Notice, if Adolor or its Affiliate desires to negotiate a definitive agreement related to such Third Party Offer, Adolor shall send a written reply to such effect (an “Adolor Reply”). Upon receipt of an Adolor Reply, Adolor and EpiCept shall negotiate the terms thereof in good faith for a period not to exceed ninety (90) days, which period may be mutually extended in writing by the Parties (the “Negotiation Period”).

(b) EpiCept shall not negotiate, enter into, or agree to enter into an agreement for the manufacture, use, or sale of a Licensed Product or OTC Product with any person or entity other than Adolor during the pendency of such thirty (30) day period after an Offer Notice and during any Negotiation Period. Accordingly, EpiCept shall not offer, negotiate, or enter into such an agreement for a Licensed Product with a Third Party, unless (i) Adolor fails to send an Adolor Reply within the thirty (30) day period after the Offer Notice or (ii) Adolor fails to agree to enter into a definitive agreement with EpiCept with respect to any such Offer Notice on the terms of the Third Party Offer within the Negotiation Period. In the case of the foregoing clauses (i) and (ii), EpiCept may enter into a definitive agreement with such Third Party with respect to such Third Party Offer; provided, however, that if any terms of such agreement with such other person or entity when taken as a whole would be less favorable to EpiCept than as specified in the Offer Notice therefor, EpiCept shall deliver a new Offer Notice to Adolor specifying such variations from the initial Offer Notice, whereupon Adolor shall have another thirty (30) day period to send a new Adolor Reply and, if it does so, another Negotiation Period therefor. The Parties hereby acknowledge and agree that neither Adolor nor EpiCept shall have an obligation to enter into a definitive agreement with respect to any such Offer Notice.

3.9 EpiCept Right to Co-Promote. EpiCept, at its option, shall have the right to negotiate to become Adolor’s co-promotion partner as set forth in this Section 3.9. Within thirty

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(30) days after Adolor’s first filing of an NDA or the equivalent thereof in a country other than the United States in the Territory for its first Licensed Product, Adolor shall notify EpiCept in writing (the “NDA Notice”). Unless EpiCept shall have waived this option to negotiate to become Adolor’s co-promotion partner in writing within thirty (30) days following receipt by EpiCept of the NDA Notice, then Adolor and EpiCept shall negotiate in good faith to reach agreement on terms for the co-promotion of such Licensed Product for a period of up to sixty (60) days commencing on the date of the NDA Notice. Notwithstanding the foregoing, neither Party shall be under any obligation to enter into such a co-promotion arrangement. Unless mutually agreed to by the Parties, no such co-promotion arrangement shall effect any change to the financial terms of this Agreement and EpiCept shall be solely responsible for the costs and expenses of its sales representatives. Furthermore, it is understood and agreed that Adolor may refuse to enter into any such co-promotion arrangement if it would, in Adolor’s reasonable discretion, adversely affect Adolor’s planned commercialization of the Licensed Product. It is further understood and agreed that, to the extent that the Parties enter into such a co-promotion arrangement, EpiCept shall cause its sales representatives to comply with all instructions and decisions of Adolor with respect to the promotion of the Licensed Product.

3.10 Supply.

(a) Supply for Development. At Adolor’s sole option, EpiCept shall be responsible to supply, or to obtain supply, for Adolor’s requirements in the Territory of Licensed Product for clinical and other development activities in accordance with Adolor’s obligations under this Agreement. Alternatively, Adolor, in its sole discretion, shall be entitled to supply and manufacture clinical supplies of Licensed Product in the Territory. The Parties acknowledge that Third Party subcontractors may be engaged by Adolor to carry out such manufacture and supply on Adolor’s behalf. Within sixty (60) days after the Effective Date, in the amounts and at a price per patch set forth on Schedule 3.10(a), EpiCept shall deliver to a location designated by Adolor LidoPAIN® SP Product 9.5% patches and LidoPAIN® SP Product placebo 0.0% patches that are stored at PharmaForm.

(b) Cost of Supply. EpiCept shall supply such Licensed Product to Adolor at a price per Licensed Product equal to the EpiCept Cost of Goods or a price otherwise mutually agreed to in writing by the Parties.

(c) Clinical Supply. If Adolor desires to order clinical supplies from EpiCept, Adolor shall place orders for clinical supplies of Licensed Product on a purchase order basis on at least sixty (60) days’ written notice prior to the requested delivery date. The Parties acknowledge that Third Party subcontractors may be engaged by EpiCept to carry out such manufacture and supply on EpiCept’s behalf.

(d) Commercial Supply. Adolor shall be responsible for the manufacture of the commercial supply of Licensed Products for commercialization in the Territory. The Parties acknowledge that Third Party subcontractors may be engaged by Adolor to carry out such manufacture and supply on Adolor’s behalf. Adolor shall offer, or shall cause its Third Party subcontractors to offer, to EpiCept and/or its Affiliates and/or its sublicensees supplies of Licensed Product for commercialization outside of the Territory, which offer EpiCept may accept or in lieu thereof EpiCept may separately arrange for manufacture of commercial supply of Licensed Product for commercialization outside of the Territory.

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ARTICLE 4

INITIAL PAYMENT AND MILESTONE PAYMENTS

4.1 Initial Payment. Within two (2) Business Days after the Effective Date, Adolor shall pay EpiCept Two and on half million U.S. Dollars ($2,500,000), by wire transfer, to the credit of such bank account as designated by EpiCept in Schedule 4.1.

4.2 Milestone Payments. Adolor shall pay the following milestone payments (the “Milestone Payments”) within [**] calendar days following the first occurrence of the specified event (whether the applicable milestone is achieved by Adolor or any of its Affiliates or sublicensees):

(a) Phase II Clinical Trial. Five hundred thousand U.S. Dollars ($500,000) upon initiation of enrollment of patients for the first Phase II Clinical Trial of a Licensed Product by or on behalf of Adolor under an IND filed with the FDA. For avoidance of doubt, initiation shall mean the date the first patient commences dosing of a Licensed Product.

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For purposes of clarification, each of the foregoing Milestone Payments shall be made only once and upon the first occurrence of each milestone, regardless of the number of Licensed Products or occurrences of each milestone for Licensed Products under the same NDA. In addition, notwithstanding any other provision of this Agreement to the contrary, if any milestone event described in this Section 4.2 is achieved prior to or in the absence of the achievement of any preceding milestone (as designated by the order of clauses (a) through (e) of this Section 4.2), then, effective upon the occurrence of such milestone, any preceding milestone event for which the milestone has not been paid shall be deemed to have been achieved and the applicable payment shall become due and payable. For the avoidance of doubt, with respect to clause (f), a supplemental NDA shall not be considered a new NDA for purposes of determining achievement of such milestone event.

ARTICLE 5

ROYALTIES

5.1 Royalty Rates. Subject to the provisions of this Article 5, Adolor shall pay the following royalties in accordance with this Article 5 (“Royalties”) on a Licensed Product-by-Licensed Product basis based on aggregate Net Sales of each Licensed Product in the Territory, as follows:

(a) [**] of that portion of aggregate Net Sales of such Licensed Product that is less than or equal to [**] in a calendar year.

(b) [**] of that portion of aggregate Net Sales of such Licensed Product that is greater than [**] in a calendar year.

5.2 Royalty Term. Subject to the provisions of Section 5.3, the Royalties set forth in Section 5.1 shall be payable on a Licensed Product-by-Licensed Product basis and a country-by-country basis for so long as there exists in such country a Valid Claim of an issued patent within the EpiCept Licensed Patents or EpiCept Improvements covering a Licensed Product, or, if longer, the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country; provided, however, that such Royalties shall be reduced by [**] for any portion of such payment term during which no such Valid Claim of an issued patent within the EpiCept Licensed Patents or EpiCept Improvements exists in such country.

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5.3 Royalty Reductions.

(a) For Third Party Licenses.

(i) Assessment of Third Party Intellectual Property Rights. If Adolor reasonably believes that the sale of Licensed Products would infringe the intellectual property rights of a Third Party unless a license is obtained from such Third Party, Adolor may enter into a license with such Third Party and such license shall be subject to this Section (a). Adolor shall provide EpiCept with written notice of such belief. Such notice shall include documents supporting Adolor’s position. EpiCept shall have forty-five (45) days to review the notice from Adolor and to agree or disagree with Adolor’s belief. If EpiCept disagrees with Adolor’s belief, then EpiCept shall provide Adolor with documents supporting EpiCept’s position. Adolor shall have forty-five (45) days to review the documents from EpiCept. All documents exchanged by the parties shall be maintained in confidence and shall not be used for any other purpose than the resolution of the scope of a Third Party’s intellectual property rights as it pertains to the sale of a Licensed Product as set forth in this Agreement. If Adolor maintains its original position after such review period, then the matter shall be referred first to the officers of EpiCept and Adolor having responsibility for the subject matter of the dispute, or their designees. Such officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days. If such efforts do not result in a mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officer of each Party, or their respective designees. Such individuals shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days, or such longer period of time as the Parties may agree. If such efforts do not result in a mutually satisfactory resolution, the dispute shall be finally settled by the Independent Party selected pursuant to Section 5.3(a)(ii).

(ii) Appointment of Independent Party. If a dispute with respect to a Third Party license cannot be resolved by Adolor and EpiCept pursuant to Section 5.3(a)(i), then Adolor and EpiCept shall, within thirty (30) days, select and retain a neutral person bound to confidentially by profession who is independent and disinterested with respect to the Parties (the “Independent Party”). The Independent Party shall be a patent attorney knowledgeable in the biopharmaceutical area. Neither Party shall unreasonably withhold agreement to the selection of a qualified Independent Party. The Parties shall share equally any and all fees, expenses, reimbursements and other out-of-pocket costs related to the engagement of the Independent Party.

(iii) Reductions. If the Independent Party determines that the sale of a Licensed Product would not infringe the intellectual property rights of a Third Party, then Adolor shall not be entitled to any reductions in Royalties or Other Payments for a Licensed Product under this Section (iii) as a result of entering into a license with such Third Party. If, however, the Independent Party determines that the sale of a Licensed Product would infringe the intellectual property rights of a Third Party unless a license is obtained from such Third Party, Adolor may offset [**] of any such Third Party royalty payments or Other Payments (as defined below) against the Royalties. Offsets for any such Third Party royalty payments for Net Sales in a quarter may be applied only against Royalties due hereunder for the same Net Sales in the same quarter. Offsets for Other Payments to such Third Parties may be

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amortized equally over the remaining portion of the ten (10) year period following First Commercial Sale in such country and applied in each corresponding quarter until the application of such Other Payments in their entirety. As used herein, “Other Payments” shall mean license issue fees or milestones, but shall specifically exclude equity investments. Notwithstanding the foregoing, nothing contained in this Section 5.3(a) shall reduce the Royalties otherwise due EpiCept by more than [**] for any given year.

(b) Reductions for Competition. All Royalties on a Licensed Product shall be reduced by [**] effective on and after the date when Competition occurs with respect to such Licensed Product in such country, provided that the reduction for any given year shall not reduce the Royalties paid to EpiCept for such year by more than [**]. If Competition ceases to exist, then beginning with the first calendar quarter after Competition does not exist, the Royalties on a Licensed Product will return to the percentages set forth in Section 5.1 until such time as Competition may again exist with respect to such Licensed Product.

(c) Request for Reductions. If Adolor reasonably and in good faith believes that a lower royalty rate is required in order to permit Adolor to commercialize the Licensed Product in a particular country with a reasonable profit, Adolor may notify EpiCept of such belief and their basis therefor and, if such notification is made, the Parties shall meet as promptly as practicable to discuss in good faith whether a reduction to the royalty rate for such Licensed Product in such country is appropriate provided that nothing shall require EpiCept to agree to such a reduction.

5.4 Reports and Payments.

(a) Cumulative Royalties. The obligation to pay Royalties under this Article 5 shall be imposed only once (i) with respect to any sale of the same unit of any Licensed Product, and (ii) with respect to a single unit of any Licensed Product regardless of the number or scope of the EpiCept Licensed Patents or EpiCept Improvements that, but for the licenses granted by EpiCept to Adolor hereunder, would be infringed by sale of the Licensed Product in the relevant country.

(b) Statements and Payment. Adolor shall deliver to EpiCept, within [**] days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for each Licensed Product: (i) Net Sales of such Licensed Product on a country-by-country basis; (ii) the basis for any adjustments to the Royalties payable on account of sales of such Licensed Product in any country; (iii) the Royalties due to EpiCept on account of sales of such Licensed Product; and (iv) the exchange rates used in calculating any of the foregoing. The total Royalties due on account of sales of Licensed Products during such calendar quarter shall be remitted at the time such report is made.

5.5 Taxes and Withholding. Any payments made by Adolor to EpiCept under this Agreement shall be reduced by the amount required to be paid or withheld pursuant to any applicable law, including, but not limited to, United States federal, state or local tax law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld

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shall be an expense of, and borne solely by, EpiCept. Adolor, as applicable, shall submit to EpiCept reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

5.6 Currency Exchange. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to EpiCept hereunder shall be expressed in U.S. dollars. With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the domestic currency of the entity making the sale or incurring the expense, together with the U.S. dollar equivalent, calculated using the arithmetic average of the spot rates on the last Business Day of each month of the calendar quarter in which the Net Sales were made or the expense was incurred. The “closing mid-point rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times, or any other publication as agreed to by the Parties, shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as shall be designated at least five (5) Business Days in advance by EpiCept in writing to Adolor.

5.7 Maintenance of Records; Audit. For a period of three (3) years, Adolor shall maintain, and shall require its respective Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Licensed Products hereunder, as necessary to allow the accurate calculation consistent with generally accepted accounting principles of the Royalties due to EpiCept, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, EpiCept shall have the right to engage an independent accounting firm reasonably acceptable to Adolor, which shall have the right to examine in confidence the relevant Adolor records as may be reasonably necessary to determine and/or verify the amount of Royalty payments due hereunder. Such examination shall be conducted, and Adolor shall make its records available, during normal business hours, after at least fifteen (15) days prior written notice to Adolor, as applicable, and shall take place at the facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than thirty-six (36) months prior to the date of request; provided that EpiCept shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, Adolor may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to Adolor) as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access, while conducting the audit under this paragraph. The EpiCept independent accounting firm will prepare and provide to each Party a written report stating whether the Royalty reports submitted and Royalties paid are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to EpiCept any information learned in the course of such audit other than the amount of any such discrepancies. EpiCept agrees to hold in strict confidence all information disclosed to it, except to the extent necessary for EpiCept to enforce its rights under this Agreement or if

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disclosure is required by law. In the event there was an underpayment by Adolor hereunder, Adolor shall promptly (but in no event later than thirty (30) days after such Party’s receipt of the independent auditor’s report so correctly concluding) make payment to EpiCept of any shortfall. In the event that there was an overpayment by Adolor hereunder, EpiCept shall promptly (but in no event later than thirty (30) days after EpiCept’s receipt of the independent auditor’s report so correctly concluding) refund to Adolor or credit to future royalties, at Adolor’s election, the excess amount. EpiCept shall bear the full cost of such audit unless such audit discloses an underreporting by Adolor of more than [**] of the aggregate amount of Royalties in any twelve (12) month period, in which case, Adolor shall bear the full cost of such audit.

5.8 Interest on Late Payments. Any failure by Adolor to make a payment of any undisputed amount when due shall obligate Adolor to pay interest to EpiCept at a rate equal to [**] per month (or the maximum allowed by law, if less), calculated on the basis of an a three hundred sixty (360) day year, the interest period commencing on the due date and ending on the payment date.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

(a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of the state of incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

(d) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (ii) equitable principles of general applicability;

(e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not conflict with or result in a breach of any of the terms or provisions of (i) any other contractual or other obligations of such Party, (ii) the provisions of its charter, operating documents or bylaws, or (iii)

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any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder; and

(f) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.

6.2 Additional EpiCept Representations, Warranties and Covenants. EpiCept additionally represents, warrants and covenants to Adolor that:

(a) EpiCept has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Adolor under Article 2 hereof;

(b) EpiCept has not previously granted and will not grant any rights inconsistent with the rights and licenses granted herein;

(c) as of the Effective Date, EpiCept has provided to Adolor all requested documents in its files for, as well as all other information, to its knowledge, that is material to, the EpiCept Intellectual Property and the LidoPAIN® SP Product, including without limitation, any information that relates to the patentability or validity of the EpiCept Licensed Patents or the freedom to operate with respect to the LidoPAIN® SP Product, provided that it is understood that EpiCept has not obtained an opinion of patent counsel with respect to the validity of the EpiCept Licensed Patents nor has EpiCept engaged patent counsel to prepare a freedom to operate opinion or conduct a freedom to operate search;

(d) to the best of EpiCept’s knowledge, as of the Effective Date, the EpiCept Licensed Patents are valid and enforceable, and there are no Patent Rights or similar intellectual property rights of a Third Party that the manufacture, use or sale of the LidoPAIN® SP Product would infringe if Adolor did not have a license thereto, provided that it is understood that EpiCept has not obtained an opinion of patent counsel with respect to the validity or enforceability of the EpiCept Licensed Patents;

(e) as of the Effective Date, EpiCept holds good title to and is the legal and beneficial owner of the EpiCept Licensed Patents set forth on Schedule 1.20, free and clear of all liens, security interests, charges and other encumbrances of any kind (other than unilateral creditor filings with respect to which this representation shall be made to the best of EpiCept’s knowledge), and no Third Party has any right, title or interest in the EpiCept Licensed Patents set forth on Schedule 1.20;

(f) as of the Effective Date, there are no pending claims, judgments or settlements against or owed by EpiCept pending with respect to the EpiCept Intellectual Property, and, EpiCept has not received written notice of any threatened claims or litigation seeking to invalidate the EpiCept Patent Rights. During the Term, EpiCept shall promptly notify Adolor in writing upon learning of any such actual or threatened claim, judgment or settlement;

(g) as of the Effective Date, there are no inquiries, actions or other proceedings pending before or, to the best of EpiCept’s knowledge, threatened by any

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Regulatory Authority or other government agency with respect to the LidoPAIN® SP Product or any facility where the LidoPAIN® SP Product is manufactured, and EpiCept has not received written notice threatening any such inquiry, action or other proceeding. As of the Effective Date, there are no investigations pending before or, to the best of EpiCept’s knowledge, threatened by any Regulatory Authority or other government agency with respect to the LidoPAIN® SP Product or any facility where the LidoPAIN® SP Product is manufactured, and EpiCept has not received written notice threatening any such investigation. During the Term, EpiCept shall promptly notify Adolor in writing upon learning of any such actual or threatened investigation, inquiry or proceeding;

(h) the EpiCept Licensed Patents listed on Schedule 1.20 constitute all of EpiCept’s Patent Rights that are necessary for Adolor to make, have made, use, sell, have sold and/or import the LidoPAIN® SP Product;

(i) as of the Effective Date, to the best of EpiCept’s knowledge the making, using or selling of the LidoPAIN® SP Product as a pharmaceutical product would not infringe the Patent Rights of any Third Party, and EpiCept has no knowledge that any Third Party is infringing any of the EpiCept Licensed Patents set forth on Schedule 1.20;

(j) as of the Effective Date, the development and manufacture of the LidoPAIN® SP Product has been conducted by EpiCept and its Affiliates and, to the best of EpiCept’s knowledge, its subcontractors are in compliance in all material respects with all applicable laws, rules and regulations, and as of the Effective Date, neither EpiCept nor its Affiliates, and to the best of EpiCept’s knowledge, its subcontractors, have received any notice in writing, or otherwise has knowledge of any facts, which have, or reasonably should have, led EpiCept to believe that any of the INDs relating to the LidoPAIN® SP Product are not currently in good standing with, the FDA;

(k) as of the Effective Date, the Cassel Royalty Agreement and each other agreement with a Third Party under which either (i) rights with respect to the EpiCept Intellectual Property are or have been assigned, licensed or sublicensed to EpiCept or (ii) activities with respect to the LidoPAIN® SP Product are or have been performed (collectively the “EpiCept Agreements”) are in full force and effect, and no party (including EpiCept) to those EpiCept Agreements is in breach or default thereunder . EpiCept has provided a true and complete copy of each EpiCept Agreement to Adolor. EpiCept shall devote commercially reasonable best efforts to maintain in full force and effect and to fully perform its obligations thereunder and to keep Adolor fully informed of any material development pertaining thereto that would have an adverse effect on Adolor’s rights under this Agreement. EpiCept shall not, without the prior written approval of Adolor: (i) amend any provision of an EpiCept Agreement that would have an adverse effect on Adolor’s rights under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part any EpiCept Agreement; and

(l) EpiCept has, up to and including the Effective Date, endeavored in good faith to furnish Adolor with all material information requested by Adolor concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of the Licensed Products.

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6.3 Additional Adolor Representations, Warranties and Covenants. Adolor additionally represents, warrants and covenants to EpiCept that, as of the Effective Date, Adolor has the financial capacity to perform its obligations under this Agreement.

6.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

CONFIDENTIALITY, PUBLICATION AND PUBLIC ANNOUNCEMENTS

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, Adolor and EpiCept agree that, until the later of (i) the termination this Agreement or (ii) five (5) years after the date of disclosure, each of Adolor or EpiCept, upon receiving or learning of any Confidential Information of the other Party, shall keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party shall advise its employees and consultants who might have access to the Disclosing Party’s Confidential Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this Agreement. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee who does not have a need for such information.

7.2 Authorized Disclosure. Notwithstanding the foregoing, each of Adolor and EpiCept may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities (including regulatory authorities), or conducting clinical trials hereunder with respect to Licensed Products, provided that if a Party is required by law to make any such disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the Disclosing Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the Disclosing Party has not filed a patent application with respect to such Confidential Information, it may require the Receiving Party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

7.3 Return of Confidential Information. Upon termination of this Agreement except upon termination by expiration of the licenses granted hereunder, the Receiving Party shall

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promptly return all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files.

7.4 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

7.5 Public Announcements. Except as set forth in the press release agreed to by the Parties pursuant to this Section 7.5 and for filing a copy of this Agreement by Adolor and/or EpiCept (in the event that EpiCept becomes a public company) with the Securities and Exchange Commission, to the extent Adolor and/or EpiCept determines to make such a filing and for disclosure by EpiCept to its present and prospective investors, neither Party shall make any public announcement regarding this Agreement, any EpiCept Intellectual Property or any Licensed Products, unless required by law, and then only after providing the other Party at least two (2) Business Days to review, comment on and approve such public announcement; provided, however, the Parties agree that a period of less than two (2) Business Days for review, comment and approval is permissible if such lesser period of time is necessitated in order to comply with law or by an emergency situation due to unexpected circumstances. The Parties agree to issue a press release announcing the execution of this Agreement. In addition, following the initial agreed upon press release announcing this Agreement, each Party shall be free to disclose, without the other Parties’ prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

7.6 Disclosures for Tax Purposes. Notwithstanding anything else in this Agreement to the contrary, each Party hereto (and each employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any Party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the Parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first day that any Party hereto (or any employee, representative, or other agent of any Party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

ARTICLE 8

INDEMNIFICATION

8.1 Adolor. Adolor shall defend EpiCept and its Affiliates at Adolor’s cost and expense, and will indemnify and hold EpiCept and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney’s fees and expenses) (“Losses”) incurred in

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connection with or arising out of any Third Party claim (a “Third Party Claim”) relating to (i) any material breach by Adolor of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of Adolor in the exercise of any of its rights or the performance of any of their obligations under this Agreement, or (iii) subject to Section 8.2, any liability or other claims arising from the manufacture, handling, packaging, storage, sale or other disposition of any Licensed Product by Adolor or any of its Affiliates or sublicensees, except for any Licensed Products manufactured by or on behalf of Adolor that is sold to EpiCept or its Affiliates or sublicensees it being understood that any such indemnification obligation will be set forth in a supply agreement to be negotiated between the Parties for supply of such Licensed Products.

8.2 EpiCept. EpiCept agrees to defend Adolor and its Affiliates at EpiCept’s cost and expense, and will indemnify and hold Adolor and its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Losses incurred in connection with or arising out of any Third Party Claim relating to (i) any material breach by EpiCept of any of its representations, warranties or obligations pursuant to this Agreement, (ii) any gross negligence or willful misconduct of EpiCept in the exercise of any of its rights or the performance of any of its obligations under this Agreement, (iii) any product liability, clinical trial liability or other claims arising from the manufacture, handling, packaging, storage, sale or other disposition of any Licensed Product prior to the Effective Date, (iv) subject to Section 8.1, any liability or other claims from the manufacture, handling, packaging, storage, sale or other disposition of any Licensed Product by EpiCept or any of its Affiliates or sublicensees, or (v) any liability or claims arising from Licensed Product supplied by or on behalf of EpiCept to Adolor for clinical supply pursuant to Section 3.10 that was not manufactured in accordance with current Good Manufacturing Practices, the specifications and/or all applicable laws and regulations.

8.3 Indemnification Procedures.

(a) In the case of a Third Party Claim made by any Person who is not a Party to this Agreement (or an Affiliate thereof) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee therefor, the Indemnitor will be entitled, within one hundred twenty (120) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses

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subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof). If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor). If the Indemnitor does not elect to assume control of the defense of any Third Party Claim within the one hundred twenty (120) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

(c) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse in good faith to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld).

8.4 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 8, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the indemnifying Party.

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8.5 Insurance. Each Party agrees to obtain and maintain commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Each Party shall maintain such insurance for so long as Licensed Products in the Territory continue to be developed, manufactured or sold and thereafter for so long as is necessary to cover any and all Third Party Claims which may arise from the development, manufacture or sale of a Licensed Product in the Territory. Upon reasonable request by a Party, the other Party shall produce evidence that such insurance policies are valid, kept up to date and in full force and effect.

ARTICLE 9

TERM AND TERMINATION

9.1 Term.

(a) Except as set forth in Section 11.13, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 9, this Agreement will continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until the obligation to pay Royalties with respect to the sale of a Licensed Product in such country expires (the “Term”).

(b) On a country-by-country basis and on a Licensed Product-by-Licensed Product basis, upon the scheduled expiration (as contemplated in Section 5.2) of the obligation to pay Royalties with respect to the sale of such Licensed Product in such country, the licenses granted hereunder shall become fully paid up, royalty-free, perpetual and irrevocable and the exclusivity restrictions pursuant to Section 2.3 with respect to such country shall no longer be applicable.

9.2 Voluntary Termination by Adolor. Notwithstanding any other provision herein, Adolor may terminate this Agreement on a country-by-country basis and/or Licensed Product-by-Licensed Product basis or in its entirety at any time upon one hundred twenty (120) days advance written notice to EpiCept.

9.3 Material Breach. Upon a material breach of this Agreement by Adolor on the one hand, or EpiCept on the other hand (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the ninety (90) day period (or, if applicable, such longer period, but not to exceed one hundred and eighty (180) days, as would be reasonably necessary for a diligent party to cure such material breach, provided the Breaching Party has commenced and continues its diligent efforts to cure during the initial ninety (90) day period following the date on which the Breach Notice is provided), then the Non-Breaching Party may terminate this Agreement on a Licensed Product-by-Licensed Product and country-by-country basis with respect to the Licensed Product and country to which the breach relates. If Adolor is the Breaching Party and the material breach

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relates to a particular Licensed Product (such as, e.g., and without limitation the LidoPAIN® SP Product) in a particular country within the Territory and EpiCept has elected to terminate this Agreement with respect to such Licensed Product in such country, at EpiCept’s written request, Adolor agrees to and hereby does assign to EpiCept any IND or foreign equivalent thereof for such Licensed Product in such country. By way of example and not by limitation, if Adolor is the Breaching Party and the material breach relates to the LidoPAIN® SP Product in the United States, at the written request of EpiCept, Adolor agrees to and hereby assigns back to EpiCept IND number 63,666. Notwithstanding the foregoing, the cure period for any failure by Adolor to make Milestone Payments or Royalty payments due hereunder shall be thirty (30) days; provided further, however, that the failure by Adolor to make any such payment shall not be considered a breach to the extent that such payment is the subject of a good faith dispute by Adolor. For the purposes of this Section 9.3, material breach shall mean a breach which materially adversely affects the rights under this Agreement of the other Party with respect to the applicable Licensed Product in the applicable country in the Territory.

9.4 Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party written termination notice if, at any time, the other Party shall: (a) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) propose or be a party to any dissolution; or (d) make an assignment for the benefit of its creditors. Should EpiCept become a party to a bankruptcy proceeding and such proceeding is not dismissed within sixty (60) days then, to the extent permitted by law, this Agreement and the licenses granted by EpiCept hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Adolor and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by EpiCept.

9.5 Continuing Rights of Sublicensees. Upon any termination of this Agreement, each sublicense previously granted by Adolor, or any of its Affiliates, to any Person that is not an Affiliate of Adolor (each, an “Independent Sublicensee”) shall, at EpiCept’s option, remain in effect and shall become a direct license or sublicense, as the case may be, of such rights by EpiCept to such Independent Sublicensee, subject to the Independent Sublicensee agreeing in writing to assume Adolor’s terms, conditions and obligations to EpiCept under this Agreement as they pertain to the sublicensed rights.

9.6 Effect of Expiration or Termination. Expiration or termination of this Agreement pursuant to this Article 9 shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such termination.

9.7 Limitation of Liabilities. NOTWITHSTANDING THE FOREGOING, EXCEPT AS MAY BE THE CASE UNDER ARTICLE 8 ABOVE WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OF THE OTHER PARTIES FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT,

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INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, BUSINESS OR GOODWILL) ATTRIBUTABLE TO ANY BREACH OR DEFAULT BY SUCH PARTY UNDER THIS AGREEMENT. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1 Ownership of Technology and Patent Rights.

(a) EpiCept shall own any Technology, and EpiCept Improvements and EpiCept Future Patents claiming such Technology, invented, developed or discovered solely by EpiCept or its Affiliate’s employees or agents.

(b) Adolor shall own any Technology, and any Patent Rights claiming such Technology, invented, developed or discovered solely by Adolor’s or its Affiliate’s employees or agents in the performance of Adolor’s obligations and the exercise of its rights under this Agreement (respectively, “Adolor Inventions”) for use in Adolor’s sole discretion. EpiCept shall have no rights, title or interest in or to any Adolor Inventions. Nothing herein shall obligate Adolor to file, prosecute, defend or maintain any applications or patents covering Adolor Inventions.

10.2 Prosecution of EpiCept Licensed Patents. EpiCept shall have the obligation to diligently Prosecute the Patent Rights within the EpiCept Licensed Patents and EpiCept Improvements in the Territory, through patent counsel selected by EpiCept and reasonably acceptable to Adolor. EpiCept and Adolor shall consult and cooperate with each other regarding the Prosecution of the EpiCept Licensed Patents.

10.3 Right to Consult. During the Term of this Agreement, EpiCept shall copy Adolor, or have Adolor copied, on all substantive documents relating to EpiCept Licensed Patents and EpiCept Improvements received from or to be filed in any patent office in the Territory, within fifteen (15) days of receipt from the patent office and at least fifteen (15) days prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. Adolor shall have the right to comment on the Prosecution of the EpiCept Licensed Patents and EpiCept Improvements and provide such comments to EpiCept’s patent counsel, and EpiCept shall require its patent counsel to consider in good faith such comments from Adolor, and, to the extent not inconsistent with EpiCept’s rights and/or commercial interests, EpiCept shall require its patent counsel to incorporate all such comments. In the event that Adolor’s comments are inconsistent with EpiCept’s rights and/or commercial interests, EpiCept and Adolor agree to negotiate in good faith a Prosecution strategy with respect to the relevant EpiCept Licensed Patents and/or EpiCept Improvements that would adequately cover Adolor’s interests, without adversely affecting EpiCept’s rights and/or commercial interests. If Adolor fails to provide its comments with respect to the Prosecution of a patent application and/or patent within the EpiCept Licensed Patents and/or EpiCept Improvements at least five (5) days prior to the deadline for filing or otherwise responding to the relevant paper in the relevant patent office, EpiCept shall be free to act without consideration of Adolor’s comments.

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10.4 Abandonment of Prosecution by EpiCept. EpiCept shall notify Adolor in the event it is unable for any reason to meet its obligations under Section 10.2. Such notification shall be given within a reasonable period (i.e., with sufficient time for Adolor to take whatever action may be necessary or desired) prior to the date on which such patent application(s) or patent(s) will lapse or go abandoned. Adolor shall then have the option, exercisable upon written notification to EpiCept, to assume full responsibility, at its discretion and its sole cost and expense, for Prosecution of the affected patent application(s) or maintenance of any of the affected patent(s) in such country or countries in the Territory; provided, however, Adolor may offset any such costs and expenses against any Milestone Payments or Royalties due to EpiCept.

10.5 Patent Term Extensions. Adolor shall have the right to request that EpiCept file all applications and take actions necessary to obtain patent extension pursuant to 35 U.S.C. § 156 or like foreign statutes for the EpiCept Licensed Patent Rights in the Territory, which extensions shall be owned by EpiCept. If EpiCept declines to pursue such patent extensions, then Adolor shall have the right (at Adolor’s cost and expense) on behalf of EpiCept to file all such applications and take all such actions necessary to obtain such patent extensions. EpiCept agrees to sign such further document and take such further actions (all at Adolor’s expense) as may be requested by Adolor in this regard.

10.6 Patent Marking. Adolor and its Affiliates and its sublicensees shall mark all Licensed Products made under this Agreement with a notice in accordance with 35 U.S.C. §287 and similar marking provisions in foreign countries. The Parties agree that listing of the patent numbers in the package inserts or foreign equivalent shall be considered sufficient marking of Licensed Products as required by this Section 10.6.

10.7 Third Party Infringement.

(a) Suits for Infringement of the EpiCept Licensed Patents and EpiCept Improvements. If EpiCept or Adolor becomes aware of infringement of any patent included in the EpiCept Licensed Patents or EpiCept Improvements by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”). EpiCept shall have the right, at its sole discretion, on its own behalf, to institute, prosecute and control any action or proceeding to restrain infringement of any EpiCept Licensed Patents or EpiCept Improvements licensed to Adolor hereunder. Adolor agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. EpiCept shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, EpiCept shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of Adolor, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Step-in Right for Adolor. If, prior to the expiration of three (3) months from said Infringement Notice, EpiCept has not obtained a discontinuance of an alleged

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infringement by a Third Party or brought an infringement action or proceeding or otherwise taken appropriate action to abate such infringement, or if EpiCept shall notify Adolor at any time prior thereto of its intention not to bring suit against an alleged infringer and such infringement is relevant to a Licensed Product in the Territory, then, and in those events only, Adolor shall have the right, but not be obligated, to institute, prosecute and control any action or proceeding to restrain such infringement. EpiCept agrees to be joined as a Party plaintiff if necessary to prosecute the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to prosecute such litigation. Adolor shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that Adolor shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Costs and Recoveries from Infringement Action. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 10.7 including, without limitation, the fees and expenses of that Party’s counsel. Any recovery obtained by any Party as a result of any proceeding described in this Section 10.7, by settlement or otherwise, shall be applied in the following order of priority: (i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (ii) second, the remainder of the recovery shall be shared equally.

(d) Declaratory Actions & Counterclaims Against Adolor or EpiCept. In the event that an action alleging invalidity or non-infringement of any of the EpiCept Licensed Patents or EpiCept Improvements shall be brought against EpiCept or Adolor, EpiCept, at its sole discretion, shall have the right, within thirty (30) days after the commencement of such action, to take or regain control of the action at its own expense. If EpiCept shall determine not to exercise this right, Adolor may take over or remain as lead counsel for the action at Adolor’s sole discretion. Any recovery obtained from such litigation, proceeding or settlement shall be shared in accordance with Section 10.7(c).

10.8 Infringement of Third Party Rights.

(a) Infringement Claims. With respect to any and all claims instituted by Third Parties for patent infringement involving the manufacture, use, offer for sale or sale of a Licensed Product covered by the EpiCept Licensed Patents or EpiCept Improvements in the Territory during the Term, except for any such claims for which EpiCept is obligated to indemnify Adolor under Section 8.2, Adolor shall promptly notify EpiCept of such claim, and Adolor shall have the right, at its sole discretion, to defend and control any action or proceeding with respect to such claim. EpiCept agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. Adolor shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that, Adolor shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of EpiCept, which consent shall not be unreasonably withheld, conditioned or delayed.

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(b) Step-in Right for EpiCept. If, prior to the expiration of three (3) months from said claim being brought, or such sooner period as may be necessary to appropriately respond to said claim, Adolor has not elected to defend such action or proceeding, or if Adolor shall notify EpiCept at any time prior thereto of its intention not to defend such action or proceeding, then, and in those events only, EpiCept shall have the right, but not be obligated, to defend and control any action or proceeding. Adolor agrees to be joined as a party if necessary to defend the action or proceeding and shall provide all reasonable cooperation, including any necessary use of its name, required to defend such litigation. EpiCept shall have sole control of any such suit and all negotiations for its settlement or compromise, provided that EpiCept shall not settle or compromise any such suit or enter into any consent order for the settlement or compromise thereof without the prior written consent of Adolor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Costs and Expenses from Defending an Infringement Action. For so long as Adolor has and continues to defend such action or proceeding, the Parties shall share equally all out-of-pocket costs and expenses incurred in connection with any litigation or proceedings described in this Section 10.8, including without limitation, the fees and expenses of counsel.

ARTICLE 11

MISCELLANEOUS

11.1 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if (i) the assignment is to an Affiliate, or (ii) the assignment is in connection with the transfer or sale of all or substantially all of the transferor’s business (whether by asset sale, merger, consolidation, or similar transaction). This Agreement shall be binding upon the permitted successors and assigns of the Parties.

11.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.3 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, provided that the Party affected gives prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is thereby disabled from performing such obligations; provided, however, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to cure such disablement as soon as practicable.

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11.4 Notices. Notices to EpiCept shall be addressed to:

EpiCept Corporation

270 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attention: Chief Executive Officer

Facsimile No.: (201) 837-0200

with a copy to:

Pennie & Edmonds LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Ann Gisolfi

Facsimile No: (212) 869-9741

Notices to Adolor shall be addressed to:

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Attention: General Counsel

Facsimile No.: (484) 595-1582

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attention: Randall B. Sunberg

Facsimile No.: (609) 919-6639

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, postage prepaid, (ii) sent via a reputable overnight courier service, or (iii) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be the actual date of receipt by the Party receiving the same.

11.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.6 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

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11.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

11.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts. Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, or any dispute with respect to whether a product is a Licensed Product, the matter shall be referred first to the officers of EpiCept and Adolor having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of EpiCept and Adolor, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree.

11.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

11.11 Entire Agreement of the Parties. This Agreement hereby, together with the Schedules and Exhibits hereto and thereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.

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11.12 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

11.13 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including, without limitation, those obligations set forth in Sections 2.6, 5.7, 9.1(b), 9.5, 9.6, 9.7 and 10.1 and Articles 6, 7, 8 and 11 hereof.

11.14 Compliance with Export Regulations. None of the Parties shall export any technology licensed to it by the other Party under this Agreement, except in compliance with United States export laws and regulations.

11.15 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

11.16 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.17 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[Signature Page Immediately Follows]

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

EPICEPT CORPORATION

By:	/s/ John V. Talley
Name:	John V. Talley
Title:	Chief Executive Officer

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty
Name:	Michael R. Dougherty
Title:	Senior Vice President, Chief Operating Officer and Chief Financial Officer

SIGNATURE PAGE TO LICENSE AGREEMENT

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Schedule 1.20

EpiCept Licensed Patents

United States

1. U.S. Patent No. 6383511 *

2. U.S. Patent Application Serial No. 10/137685 (U.S. Publication No. 20020128285) (Allowed 6/25/03) *

3. U.S. Patent Application Serial No. 10/045730 (U.S. Publication No. 20030082225)

Canada

1. CA 2387888

Mexico

1. MX 2002/004106

PCT

1. PCT/US02/33195

Included but not recited are any foreign counterparts outside of the Territory to the extent required to practice the rights granted to Adolor in Section 2.1(b) of this Agreement.

*	The Patent Rights contained in these EpiCept Licensed Patents shall collectively be referred to as the “Cassel Patents”.

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Schedule 1.34

LidoPAIN® SP Product Data

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Schedule 3.1(a)

Final Audited Study Reports

Protocol EPC-2001: A Randomized, Double-Blind , Parallel-Group, Placebo-Controlled Clinical Study to Evaluate the Effects of Topical Lidocaine Patches in Post-Herniorrhapy Patients

Protocol 1965EP0103: A Double-Blind, Multi-Site, Placebo-Controlled Assay to Determine the Skin Sensitization Potential of One (1) Test Product When Applied to the Skin of 200 Health Human Subjects in a Shared Panel Assay

EPC2002-03: A Randomized, Open-Label, Crossover Study to Evaluate the Pharmacokinetics and Safety after Application of Two Topical Lidocaine Patches (LidoPAIN-SP versus Lidoderm) in Healthy Volunteers on Various Parts of the Body.

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Schedule 3.1(b)

Form of Letter to FDA

EpiCept Corporation IND Transfer Information and Forms

                                , 200

[Name, Title]

[Division]

Food and Drug Administration

[Address]

Subject:	IND [number]	General Correspondence:
	[product]®	Transfer of IND
Serial No. XXX

Dear                         :

The purpose of this correspondence is to inform you that effective                     , 200  , EpiCept Corporation hereby transfers the sponsorship and all responsibilities of IND [number] ([name]®) to Adolor Corporation [            will no longer be the agent for the IND.]

EpiCept Corporation and [agent] will provide Adolor Corporation with the original IND and all records pertaining to it. Adolor Corporation will assume all administrative and reporting responsibilities of the [product]® IND from the date of transfer.

Future communications regarding this IND should be directed to:

[Employee]

[Title]

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Phone:

Fax:

If you have any questions, please contact the undersigned at [telephone number].

Sincerely,

[Name]

[Title]

[Company]

[Address]

[cc:                         , FDA Project Manager]

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Schedule 3.2

EpiCept Conduct of Current Study

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Schedule 3.10(a)

Cost Per Patch

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Schedule 4.1

EpiCept Wire Transfer Instructions

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AMENDMENT #1 TO

LICENSE AGREEMENT

THIS AMENDMENT #1 TO LICENSE AGREEMENT (this “Amendment #1”), dated as of October     , 2004 (the “Effective Date”), is made by and between Adolor Corporation, a Delaware corporation having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 (“Adolor”), and EpiCept Corporation, a Delaware corporation having its principal office at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 (“EpiCept”). Adolor and EpiCept are each sometimes referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Adolor and EpiCept entered into that certain License Agreement dated July 23, 2003 (the “Agreement”); and

WHEREAS, Adolor and EpiCept desire to amend the Agreement to facilitate their respective clinical development activities.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Adolor and EpiCept, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.	A new Section 3.4(c) is hereby added to the Agreement as follows:

Mutual Coordination. The Parties acknowledge and agree that coordination of their independent pre-clinical and clinical activities with respect to LidoPAIN SP may be mutually beneficial. Prior to implementing any protocols intended to lead to marketing approval of Licensed Products in a Party’s territory, each Party, or its respective Affiliate, licensee or sublicensee, as applicable, shall provide its protocols to the other Party’s contact person for review and comment. The receiving Party shall have the right to provide the submitting Party, or its Affiliate, licensee or sublicensee, as applicable, with comments regarding any protocol within ten (10) days after the receiving Party’s receipt of the protocol. The submitting Party, or its Affiliate, licensee or sublicensee, as applicable, shall take such comments into consideration, provided that the submitting Party shall retain final decision-making authority with respect to any and all protocols.

EpiCept agrees that pursuant to this Section 3.4(c) EpiCept shall provide at no cost to Adolor clinical trial data generated from EpiCept’s European clinical trial EPC 2004-01. EpiCept agrees to provide the data in form and format reasonably requested by Adolor to facilitate filing such data with the FDA. EpiCept agrees that Adolor shall have the full right to use the clinical trial data for development, regulatory and commercialization of Licensed Products. Adolor agrees to provide to EpiCept, to the extent that it would not violate the terms of any agreement between Adolor and a third party, in form and format reasonably requested by EpiCept, data generated by Adolor relating to the lidocaine patches manufactured by Corium International, Inc. (“Corium”) which data is necessary for EpiCept’s use of such lidocaine patches in EpiCept’s European clinical trial EPC

2004-01, including without limitation stability and toxicology data provided that it is understood that Adolor will not be required to provide any data which it would not generate for its own use. Adolor agrees that EpiCept shall have the full right to use such data for the development, regulatory and commercialization of sterile lidocaine patches.

3.	A new Section 3.10(e) is hereby added to the Agreement as follows:

Clinical and Commercial Supply. The Parties acknowledge that Adolor is working with Corium) to develop and supply for Adolor a sterile lidocaine patch for clinical and commercial supply. As provided in Section 3.10(d), Adolor consents to EpiCept negotiating and entering into a contract with Corium pursuant to which Corium manufactures for and supplies to EpiCept clinical and commercial supplies of sterile lidocaine patches for use by EpiCept, its Affiliates or licensees outside the Territory. Adolor shall advise Corium that Corium may disclose confidential information regarding the lidocaine patch manufactured by Corium to EpiCept which information is required by EpiCept to use the lidocaine patch manufactured by Corium in EpiCept’s European clinical trial EPC 2004-01. With respect to clinical supplies, for EpiCept’s European clinical trial EPC 2004-01, such patches shall have the same specifications as the sterile lidocaine patches which Corium is manufacturing for Adolor. Within five (5) business days after written request of EpiCept, Adolor shall give written notice of such consent to Corium. The terms of such purchase and supply shall be the subject of a separate agreement between EpiCept and Corium. Neither party makes any representation and warranty with respect to (i) supplies of sterile lidocaine patches purchased by either party from Corium, (ii) analytical methods, release specifications, or any data or information related to supplies of sterile lidocaine patches purchased by either party from Corium. EpiCept and Adolor expressly acknowledge and agree that neither party shall have any liability whatsoever to the other party for any such sterile lidocaine patches purchased by a party from Corium, analytical methods, release specifications, any data or information or otherwise. As additional examples and in no way limiting the foregoing, neither party makes any representation and warranty (i) that any such sterile lidocaine patch made, used, sold or otherwise purchased by either party from Corium is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights of any Third Party; (ii) regarding the effectiveness, value, safety, non toxicity, patentability, or design of any such sterile lidocaine patch; and/or (iii) the accuracy or completeness of any data or information provided by Corium to either party. ADOLOR AND EPICEPT EXPRESSLY DISCLAIM AND RENOUNCE ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

This Amendment may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Amendment may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

With respect to the foregoing amended and new sections, if there is a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern.

Except as set forth in this Amendment #1, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Amendment #1 as of the Effective Date.

EPICEPT CORPORATION

By:	/s/ John V. Talley

Name:	John V. Talley

Title:	Chief Executive Officer

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty

Name:	Michael R. Dougherty

Title:	Senior Vice President, Chief Operating Officer and Chief Financial Officer